The Toro Company 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 • 952/888-8801 • FAX 952/887-8258

Media Relations
Investor Relations Stephen P. Wolfe Vice President, CFO (952) 887-8076	John Wright Director, Investor Relations (952) 887-8865	Connie Kotke Toro Media Relations (952) 887-8984 www, pr@toro.com	Web Site www.thetorocompany.com

TORO SECOND QUARTER NET EARNINGS PER SHARE
EXPECTED TO REACH $1.28 TO $1.33, EXCEEDING PRIOR GUIDANCE

Toro To Report Full Second Quarter Results May 24

BLOOMINGTON, Minn. (May 13, 2005) – The Toro Company (NYSE: TTC) said today that it expects net earnings per share for its fiscal second quarter ended April 29, 2005 to range from $1.28 to $1.33, exceeding the company’s prior guidance of $1.15 to $1.20 for the period. (Earnings per share figures have been adjusted to reflect a 2-for-1 stock split effective March 28, 2005).

Net sales for the fiscal 2005 second quarter are expected to be $625.0 to $630.0 million and benefited from stronger than expected shipments of Professional products, as well as contributions from Hayter Ltd. to international sales. The company completed the acquisition of Hayter, a U.K-based manufacturer of consumer and commercial mowing equipment, early in its fiscal second quarter.

In the comparable fiscal 2004 period, the company reported net earnings of $52.2 million, or $1.00 per diluted share (adjusted for the 2-for-1 stock split) on net sales of $548.0 million.

“While we are pleased with the strong growth in shipments in the 2005 second quarter, we recognize that retail movement in our residential segment was adversely affected by poor weather throughout most of the U.S.,” said Kendrick B. Melrose, Executive Chairman, The Toro Company. “Nonetheless, we now believe our year-end earnings will exceed our previous expectations, and therefore we intend to increase guidance modestly in our May 24 earnings release. This, of course, assumes the resumption of normal weather patterns for the balance of the selling season and that commodity prices have stabilized to a large extent.”

Toro plans to report full results for its fiscal second quarter on May 24, before the start of New York Stock Exchange trading. The company will provide further information on its second quarter performance and its outlook for the balance of 2005 at a conference call for investors at 10:00 a.m. CT on May 24. The full text of Toro’s earnings release will be available at www.thetorocompany.com at 8:00 a.m. CT on May 24. A live, listen-only webcast of the quarterly conference call will also be available at www.thetorocompany.com. The call begins at 10:00 a.m. CT on Tuesday, May 24. Listeners are advised to go to the website at least 15 minutes early to register and to download and install any necessary audio software. A replay of the second quarter conference call will also be available at www.thetorocompany.com.

The Toro Company is a leading provider of innovative outdoor maintenance and beautification products for home, recreation and commercial landscapes around the world.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the “6+8” growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve sales and earnings per share growth in fiscal 2005; our ability to successfully integrate acquisitions and manage alliances; ability of management to manage around unplanned events; unforeseen product quality problems in the development and production of new and existing products; potential issues with moving production between facilities; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising cost of transportation; level of growth in the golf market; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; increased competition; elimination of shelf space for our products at retailers; financial viability of distributors and dealers; market acceptance of existing and new products; unforeseen inventory adjustments or changes in purchasing patterns by our customers; the impact of abnormal weather patterns; and the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

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